Exhibit 99.1

For Immediate Release

Contact:	Steve Brady, President and CEO
(609) 399-0012

Ocean Shore Holding Co. Announces Adoption of

Plan of Conversion and Reorganization

Ocean City, NJ, August 20, 2008 – Ocean Shore Holding Co. (the “Company”) (Nasdaq: OSHC), holding company for Ocean City Home Bank, announced today that the Board of Directors of the Company has unanimously adopted a Plan of Conversion and Reorganization pursuant to which Ocean City Home Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure and will undertake a “second-step” stock offering of new shares of common stock. Ocean City Home Bank converted from a mutual savings bank to the two-tier mutual holding company structure in 1998 and offered and sold a minority of the shares of the mid-tier stock holding company in 2004.

OC Financial MHC (the “MHC”), which owns approximately 57.1% of the outstanding common stock of the Company, will be merged with and into Ocean City Home Bank as part of the reorganization and its shares in the Company will be retired. Shareholders of the Company, other than the MHC, will receive shares of common stock of a new New Jersey corporation pursuant to an “exchange ratio” designed to preserve their aggregate percentage ownership interest. The exchange ratio will be determined based upon an appraisal of the Company, which is to be performed by an independent appraiser. The new holding company will offer and sell shares of common stock in an amount representing the percentage ownership interest currently held by the MHC, also to be based on an appraisal of the Company. The new holding company will offer shares of its common stock for sale to Ocean City Home Bank’s eligible account holders and tax-qualified employee benefit plans and to members of the general public in a subscription and community offering in the manner and subject to the priorities set forth in the Plan. The highest priority will be depositors with qualifying deposits as of June 30, 2007.

The conversion and reorganization will be subject to approval of Ocean City Home Bank’s depositors, the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and regulatory agencies.

Information, including the details of the offering and business and financial information about the Company and Ocean City Home Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the fourth quarter of 2008.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank, a federal savings bank headquartered in Ocean City, New Jersey. Ocean City Home Bank operates a total of eight full-service banking offices in eastern New Jersey.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion and Reorganization, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.